Supplement dated December 1, 2001
                      To Prospectus Dated October 24, 2001

     Effective as of December 1, 2001, the issuer, Telmark LLC, approved the following changes:


     Debentures originally due March 31, 2004: interest rate changed from 8.50% to 6.25%, and due date changed to March 31, 2005.


     Debentures originally due March 31, 2009: interest rate changed from 9.00% to 6.75%, and due date changed to March 31, 2010.

     The foregoing changes will apply only to debentures purchased on or after December 1, 2001.

     For a complete description of the securities offered please refer to pages 12 through 18 of the Prospectus.